Exhibit 10.15

1A Burton Hills Blvd
Nashville TN 37215

Main: 858.704.4040
Fax: 858.345.1745
www.harrowinc.com

October 6, 2025

Dear Frank,

Congratulations on your promotion to President and Chief Executive Officer of ImprimisRx, reporting to Mark L. Baum, Chairman and CEO of Harrow. Your effective date will be October 6, 2025. Your compensation will be $467,999.94. This is a full-time, exempt-level position with an annual discretionary bonus of 40% of your salary earned during the year. While no bonus payment is guaranteed, your potential annual discretionary target bonus will be based on the achievement of certain targets agreed upon by you and your Manager. You must be employed with Harrow on the day of payment to receive a bonus payout.

We hope your new position with Harrow will prove mutually rewarding.

Sincerely,

/s/ KJ Barratt
KJ Barratt
Chief Talent Officer

*	*	*

10/06/2025	/s/ Frank Mullery
Date	Frank Mullery

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